Contacts:
Media: Lauren Burk at 703-469-1004 or lburk@fbr.com

      FBR Elects J. Rock Tonkel, Jr., to its Board of Directors

ARLINGTON, Va., March 26, 2007 – Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) today announced that J. Rock Tonkel, Jr., President and Chief Operating Officer of FBR Group, has been elected as a new member of the company's Board of Directors.

On the FBR Board, Rock Tonkel will join FBR Chairman and Chief Executive Officer Eric F. Billings, Daniel J. Altobello, Peter A. Gallagher, Stephen D. Harlan, Russell C. Lindner, Ralph S. Michael, III, W. Russell Ramsey, Wallace L. Timmeny and John T. Wall.

Mr. Tonkel, age 44, currently serves as FBR Group's President and Chief Operating Officer. Since 2004, Mr. Tonkel has been a member of FBR's Office of the Chief Executive and served as President and Head of Investment Banking of FBR. Prior to that, Mr. Tonkel served as Executive Vice President and Head of Investment Banking at FBR, a position he assumed in February 2002. Mr. Tonkel joined FBR in 1994 as Managing Director of the financial institutions investment banking group. Before joining FBR, Mr. Tonkel served as special assistant to the Director of the Office of Thrift Supervision (OTS), the regulatory agency for the savings and loan industry. Earlier in his career, Mr. Tonkel worked for Prudential Securities and for Keefe, Bruyette & Woods, Inc. in New York City.

Friedman, Billings, Ramsey Group, Inc. (FBR) provides investment banking*, merger and acquisition advisory services*, institutional brokerage*, asset management and private wealth services through majority ownership of FBR Capital Markets Corporation (FBR Capital Markets) subsidiary. FBR Capital Markets focuses capital and financial expertise on eight industry sectors: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate, and technology, media and telecommunications. For the benefit of its shareholders, FBR Group also invests in mortgage-related assets and merchant banking opportunities. FBR is headquartered in the Washington, D.C. metropolitan area with offices in Arlington, VA, Boston, Dallas, Houston, Irvine, London, New York, Phoenix and San Francisco. Friedman, Billings, Ramsey Group, Inc. is the parent company of First NLC Financial Services, Inc., a non-conforming residential mortgage originator headquartered in Deerfield Beach, Florida. For more information, please visit www.fbr.com.

*Friedman, Billings, Ramsey & Co., Inc.

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